Exhibit 3.59
Translation
BY-LAWS OF
HAYES LEMMERZ ALUMINIO, S. DE R.L. DE C.V.
ClAUSES
CHAPTER ONE
ORGANIZATION
One. The company is a “SOCIEDAD DE RESPONSABILIDA LIMITADA DE CAPITAL VARIABLE” (Limited Liability Company with Variable Capital) that will be ruled by the bylaws herein and in the not provided by the General Business Corporation Law.
CHAPTER TWO
NAME, DOMIICILE, TERM AND CORPORATE PURPOSE
Two. The name of the company is HAYES LEMMERZ ALUMINIO, name that shall always be followed by the words “SOCIEDAD DE RESPONSABILIDAD LIMITADA DE CAPITAL VARIABLE” or by their abbreviation “S. DE R.L. DE C.V.”
Three. The domicile of the company is Mexico City, nevertheless, the company may establish agencies, branches, offices, installations and any other dependencies anywhere within Mexico or abroad and, designate other conventional addresses without such acts being deemed to constitute a change of domicile, in this way, can estipulate conventionally other domiciles to receive notifications, or the application on the Foreign or subject to a jurisdiction different to the United Mexican States in the agreements or acts.
Four. The term of the company will be of 99 (ninety nine years) as of the date of the articles of incorporation,
Five. The corporate purpose will be:
1.- The smelting, mold, strain, plot, manufacture, design, purchase, importation, exportation and trade of all kind of metals, pieces, articles, products, parts, tools, raw material, machinery and equipment, industrial, trade, automotive, agricultural or domestic.

2.- The installation and exploitation by or through third persons of all classes of workshops, labs, stores, fabrics and any kind of establishments that are necessary to develop the corporate purposes of the company.
3.- The commercialization, distribution, importation, exportation, purchase and sale of any products linked with the automotive industry, as well as all raw material kind.
4. The establishment of branch offices, subsidiaries, agencies or representation offices anywhere within Mexico or abroad and act as commissioner, agent, representative, mercantile mediator or distributor in representation of other companies or persons, in the accomplishment of the corporate purpose.
5.- To give and receive all kind of services, including without limitation, technical management services and assistance services, sales, marketing, publishing, supervising the consultancy, and consultancy on industrial matters, accountant, commercial, financial and of any other nature.
6.- To acquire, lease, manage, sell, mortgage, pledge, endorse or dispose in general to execute all types of agreements and to negotiate by any way all type of real estate and good properties, to trade with them or to take advantage of its products.
7.-The participation in other companies, being part of its incorporation or being part of the already incorporated companies, taking part or not in its direction, management and liquidation; the purchase acquisition by purchase, subscription, assignment or any form permitted by law of any kind of shares and equity quotas, being by transfer, sale, assignment or any form permitted by the law, being authorized to grant guarantees and endorsements that are needed to carry out such operations.
8.-Register, acquire, use or dispose of all types of patents, industrial and service trade names, invention certificates or commercial names, industrial designs and drawings, author rights and process.
9.-To obtain capitals to arise the operation of the company and the application of its business; obtaining of banking and financial loans for the accomplishment of the corporate purposes; the request and engagement of loans with loan institutions or individuals, on behalf of the company, incorporating guarantees and to grant third-party guarantee and obligate with solidarity.
10.-To emit, to revolve, accept, subscribe, endorse, to secure credit instruments and to guarantee own obligations and of third parties, with or without consideration and to emit obligations.
11.-To grant third-party guarantees, surety agreements, pledges, mortgages and any other kind of lien over its properties or third party properties to guarantee own or third party obligations.

12.- To execute all acts, agreements and commercial operations.
13.- In general execute all acts, agreements and operations related, accessory or complementary which are necessary or convenient to enter into the above.
CHAPTER THREE
CAPITAL STOCK
Sixth.- The capital stock of the company is variable. The minimum or fixed capital is the amount of $3,000.00 (three thousand pesos 00/100 Mexican currency), totally subscribed and paid. The variable capital is unlimited. The capital stock will be divided in equity quotas in which there may be different values but in any case they shall be of $1.00 (one peso 00/100 Mexican currency) or multiples thereof.
The equity quotas can not be represented by negotiable certificates, to the order or bearing and can only be assigned in the cases and in accordance to the requirements established on the law and the bylaws herein.
The certificates representing the equity quotas shall be bear with the signature of the Sole Manager.
Seventh.- The variable portion of the capital stock can be increased or decreased by subsequent contributions or by the admission of new partners, as well as the partial or total retirement pursuant to the article eight of the General Business Corporation Law.
Eight.- The partners shall have preferential right to subscribe the equity quotas issued as a consequence of an increase of capital in proportion to the value of their equity quotas.
The partners may exercise their preferential right within 15 (fifteen) calendar days following the date of the meeting which decreed such increase.
After such term has elapsed the increase may be subscribed by the remaining partners, in proportion to their equity quotas, or by a third party.
Ninth.-Each capital increase shall be decreed by the partner’s meeting and shall be registered in the Registry Book mentioned on Clause fifteen of the bylaws herein.
Tenth.- The equity quotas may be divisible or assigned partially, obeying the rules contained in the articles sixty one and sixty eight of the General Business Corporation Law.

Eleventh.- Each partner will have an equity quota. When a partner makes a new contribution or acquires all, or a fraction, of the equity quota of another partner, its equity quota shall be increased in the respective amount, except when the corresponding equity quota entitles the partner to different rights, in which case the equity quota shall maintain its individuality.
Twelfth.- Consent of the partners representing the majority of the capital of the company (including the transferring partner) shall be required for the assignment of the equity quotas of the partners or the admittance of new partners.
Thirteenth- When the assignment referred on the clause twelve abovementioned is authorized in favor of a person who is not a partner of the company, the remaining partners shall be entitled to a preemptive right and shall have 15 (fifteen) days to exercise such right as of the date of the partners’ meeting which authorized the assignment. If there were many partners that want to use this right, it will be applied to everyone in connection to its contributions.
Fourteenth.- The inheritance transmission of the equity quotas will not require the partners consent.
Fifteenth.- The company shall keep a Registry book, where the increases and decreases of the capital stock shall be recorded.
Sixteenth.- The company shall keep a special partners’ book, where the name and domicile of each partner shall be registered, and which shall record their contributions and transfers of equity quotas. The transmissions of the equity quotas will make effect to the third parties after the inscription.
Seventeenth.- The partners shall only be liable for the amount of their contributions.
CHAPTER FOUR
NATIONALITY OF THE COMPANY AND FOREIGNERS
Eighteenth.- The nationality of the company is Mexican. Every present or future foreign partner of the company formally agree to be obliged with the Ministry of Foreign Relations to be considered as nationals with respect to the equity quotas that they acquire or which they are titleholders, as well as with respect to the assets, rights, concessions, participations or interests owned by the company and all rights and obligations derived from agreements executed by the company, with Mexican authorities and agree not to invoke the protection of their government under penalty, in case of failure to comply with this covenant, of forfeiture of such equity quota in favor of the Mexican nation.
It will be conveyed with the Ministry of Foreign Affairs the acknowledgment abovementioned on the article twenty seven, fraction one of the Political

Constitution of the United Mexican and the article two, fraction one of the Organic Law of the Political Constitution of the United Mexican States and it says:
“Any foreigner who, at the time of incorporation of the company or at any time thereafter acquires an interest or participation in the company, is hereby obligated to considered itself as Mexican in connection with said interest or participation and therefore agrees that it will not invoke the protection of its government in connection therewith, under the penalty, in the event of breach of this agreement, of losing said interest or participation for the benefit of Mexico.”
Nineteenth.- The supreme authority of the company is vested in the partners convened in a Partner’s Meeting , the same that can adopt all kinds of resolutions and ratify all acts and transactions of the company. The partner’s meeting will be executed to resolve any of the matters contained on article seventy each of the General Business Corporation Law.
The resolutions of the Partners’ Meetings shall require the majority of the votes of the partners that represent, at least, half of the capital in the first meeting, unless that the law or the by-laws herein indicate other thing.
If the quorum is not available in first call, a second call will be made and the resolutions will be adopted by the majority of the votes, regardless of the portion of the total equity quota present.
The partners shall have a right to participate in the partners’ meeting either directly or through a representative legally credited by simple proxy letter.
Twentieth- The Manager, or in its absence the person designated by majority of votes of the attending partners, shall act as Chairman of the Meeting. The secretary of the meeting shall be appointed by the majority of votes of the attending partners.
Twenty First.- The partners shall have the right to participate in the meetings having one vote for each $1.00 (one peso Mexican currency) of their cash contribution, or contribution in kind.
Twenty Second .- The partner’s meeting shall be called by the manager , and in absence of this, by the partners that represent more than the third part of the capital stock.
Twenty Third.- The calls of the partner’s meetings can be made by any of the following proceedings, in the same way, without understanding that one same call shall be made to all the partners in accordance with the same proceeding, because, in judge of whom it is made, it can be called to each one of the partners in the more convenient way, but with respect to the established formalities.

I.	Through certified letter, acknowledgment of receipt included, or confirmed telegram or telecopy, which shall be addressed to each partner at least 15 (fifteen) calendar days before the date set forth for the meeting, counted as of the day following the date in which the letters are posted or the date in which the telegram or the telecopy were sent, as the case may be.
II.-	Calls may also be made through personal delivery to each partner, with acknowledgement of receipt, of the corresponding notice, at least 15 (fifteen) calendar days before the date of the meeting.
Twenty Fourth.- The call shall contain the date, hour, place and Agenda of the meeting and shall be signed by the person making such call. In the case of being the 100% of the capital stock, it won’t be necessary to carry out a call.
TWENTY FIFTH.- The partners of the company may issue their votes by mail, which is why the manager shall remit to each partner, by certified mail with acknowledgement of receipt or by means of personal delivery with acknowledgment of receipt, the contents of the resolutions to be passed so that the partner issues the corresponding vote in writing. If the partners representing more than the third part of the capital stock, request so to the manager, he shall call to a meeting.
TWENTY SIXTH.- The resolutions passed in the partners ´ meeting shall be executed by the person designated at the meeting to do so, or in lack of it, by the manager.
TWENTY SEVENTH.- The amendment to the social agreement will be decided by the majority of the partners representing, at least, three fourths of the capital stock, except for those cases in which the change in the corporate purpose or in the rules that determine an increase in the obligations of the partners, for which the unanimity of the votes is required.
TWENTY EIGHT.- Once the meeting is installed, if due to the lack of time it were impossible to resolve all of the matters in the Agenda, it will be suspended and continued on the next business day without the need for a new call.
TWENTY NINTH.- Minutes shall be drafted of every partners’ meeting and transcribed in the respective minute book and shall be signed by the chairman and the secretary thereof. The documents justifying that the calls were made in terms of the established by Law and by these bylaws.
When by any circumstance the minutes could not be transcribed in the respective minute book, it will be notarized before a notary public.
The resolutions passed unanimously by all of the partners of the company without a meeting will have, for all legal effects, the same validity as if they had been adopted in a partners meeting, as long as they are confirmed in writing and the corresponding minutes are executed by all of the partners and transcribed in the corresponding minute book.
CHAPTER SIX
MANAGEMENT OF THE COMPANY
THIRTIETH.- The management of the company shall be entrusted a manager, which can or not be a partner, he shall be designated by the partners’ meeting and he shall last in his charge as long as there is no other appointment and the person designed between functions, this appointment can be revoked at any time by the meeting.
THIRTY FIRST.- The manager shall have the use of the company’s signature and the following faculties and attributions:
I.	General power of attorney for lawsuits and collections with the general and special authority that requires special clause according to law, in terms of the first paragraph of article 2554 of the Federal Civil Code and the equivalent provisions of the Federal District and the others states of the United Mexican States, including any and all special powers referred to in articles 2582 and 2587 of such Civil Code and the equivalent provisions of the Federal District and the other states of the United Mexican States shall be authorized, in a declaratory and non-restrictive manner, to promote and desist of any kind of procedure, including amparo, to force, to submit to arbitration, to protest, to assign assets, to collect payments and to file charges and criminal complaints and to desist from them when permitted by law, promoting and replying to all kinds of lawsuits or matters and to following them in all their legal proceedings, instances and incidents until their final resolution, confessing judgment or objecting with the resolutions of the authorities as they consider convenient, as to file the proceeding legal resources. It is hereby expressly prohibited to the manager to comply before the Conciliation and Arbitration Board in name and representation of the company and to propound and respond to interrogatories.

II.	General power of attorney for acts of administration in terms of the second paragraph of article 2554 of the Federal Civil Code and the corresponding provisions in the Civil Codes of each of the States of the United Mexican States.

III.	General power of attorney for acts of ownership in terms of the third paragraph of such article 2554 (two thousand five hundred fifty four) of the Federal Civil Code and the corresponding provisions in the Civil Codes of each of the divisions of the United Mexican States.

IV.	Power of attorney to grant and subscribe negotiable instruments in terms of article 9 of the General Act of Negotiable Instruments and Credit Transactions.

V.	Power of attorney to grant and revoke any types of powers of attorney.
The above-mentioned authority may be restricted or broadened by the Partners’ Meeting.
THIRTY SECOND.- In terms of article 84 of the General Law of Commercial Entities the board of managers will designate the persons that will integrate the Surveillance Committee which will be integrated by 2 (two) members which can be members or not of the board of managers.
CHAPTER SEVEN
FINANCIAL INFORMATION
THIRTY THIRD.- The fiscal years of the Company shall run from January first to December thirty-first of each year, except for the first fiscal period, which shall run from the date of signature of the incorporation deed to December thirty first of that same year.
THIRTY FOURTH.- Within the first four months following the closing of a fiscal year, the company shall hold a Partners’ Meeting to discuss and approve or reject the annual report that the Manager must render according to article 172 of the General Law of Commercial Entities.
THIRTY FIFTH.- The profit distribution can only be made after the partners meeting has approved the financial statements reflecting it. Any profit distribution will require that the losses suffered in the prior fiscal year(s) have been restituted or absorbed by means of the application of other items of the estate or by means of the reduction in the stock capital.
THIRTY SIXTH.- Five percentage (5%) of the net profits will be separated annually to integrate the reserve fund until the same amounts to the fifth part of the capital stock.
The reserve will be reconstituted when it diminishes by any motives.
CHAPTER EIGHT
DISSOLUTION AND LIQUIDATION OF THE COMPANY
THIRTY SEVENTH.- The Company shall be dissolved in the cases set forth of the General Law of Commercial Entities.

THIRTY EIGHT.- The liquidation of the company will be subject to the established in Chapter XI of the General Law of Commercial Entities. The partners’ meeting that resolves the dissolution of the company will designate one or more liquidators. In case there are two or more, the liquidators will always act jointly.
THIRTY NINTH.- During the liquidation of the company, the liquidator will have the same faculties and obligations as the manager during the normal life of the company.
FORTIETH.- As long as the appointment of the liquidators of the company has not been filed in the Public Registry of Commerce and they have not entered their functions, the manager and the officials of the company will continue to fulfill their functions. However, the manager and the officials of the company will not be able to initiate new operations after the resolution in which the liquidation was agreed is passed by the partners or that the existence of legal cause is checked.